Exhibit 23.1
D E  V I S S E R  G R A Y
CHARTERED ACCOUNTANTS

401 — 905 West Pender Street
Vancouver, BC Canada
V6C 1L6

Tel: (604) 687-5447
Fax: (604) 687-6737
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the BPI Energy Holdings, Inc. 2005 Omnibus Stock Plan of our report dated October 12, 2004, with respect to the consolidated financial statements of BPI Energy Holdings, Inc. for the year ended July 31, 2004, included in the Annual Report (Form 10-K) for the year ended July 31, 2006.
/s/ De Visser Gray
Vancouver, British Columbia
December 20, 2006